EXHIBIT 5.1
November 14, 2006
Technology Solutions Company
55 E. Monroe Street
Suite 2600
Chicago, Illinois 60603

Re:	545,000 shares of Common Stock, $.01 par value 545,000 Preferred Stock Purchase Rights
Ladies and Gentlemen:
     I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Technology Solutions Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 545,000 shares of Common Stock, $.01 par value, of the Company, together with the Preferred Stock Purchase Rights of the Company (the “Registered Rights”) associated therewith. The terms of the Registered Rights are set forth in a Rights Agreement, dated as of October 29, 1998, as amended by the First Amendment, dated as of February 9, 2000, and the Second Amendment, dated as of April 25, 2002 (collectively, the “Rights Agreement”) between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.,) as Rights Agent.
     I am familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.
     Based on the foregoing, I am of the opinion that:
     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
     2. Each share of the Registered Common Stock will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s board of directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such share; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof).
     3. The Registered Right associated with each share of Registered Common Stock referred to in paragraph 2 will be validly issued when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement and (iii) such associated share shall have been duly issued and paid for as set forth in paragraph 2.
     This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance and sale of the Registered Common Stock and associated Registration Rights. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PHILIP J. DOWNEY Philip J. Downey
Vice President — General Counsel & Corporate Secretary

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